      THIS AGREEMENT made the 18th day of February, 2000.

BETWEEN:

                    PARADIGM ADVANCED TECHNOLOGIES, INC.,
                    a corporation incorporated under the laws of the state of Delaware, United States of America, with its principal business office at 1 Concorde Gate, Suite 201, Toronto, Ontario, Canada

                    (hereinafter called the "Purchaser")

                    - AND -

                    WATSON & ASSOCIATES INTERNATIONAL CORP.
                    ("Watson"), a corporation incorporated under the laws of Bahamas, EDUARDO GUENDELMAN ("Guendelman"), of the Province of Ontario, on behalf of himself and members of his Immediate family, and HARRY ZAREK, IN TRUST ("Zarek"), of the Province of Ontario,

                    (hereinafter collectively called the "Vendor")

          THIS AGREEMENT WITNESSETH that in consideration of the covenants, agreements, warranties and payments herein set out and provided for, the parties hereto hereby respectively covenant and agree as follows:

ARTICLE I - DEFINED TERMS
-------------------------

Where used herein or in any amendments hereto, the following terms shall have the following meanings respectively:

1.1. "Advance Payment" shall mean the sum of $100,000.00 described in section 3.1;

1.2. All dollar amounts referred to in this agreement are in United States funds;
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                                       2

1.3.   "Closing Date" means the 24th day of March, 2000;

1.4. "Common Shares" means the common shares in the capital of the Corporation;

1.5. The "Corporaton" means Powerloc Technologies Inc., a corporation incorporated under the laws of the province of Ontario;

1.6. "Employment Agreement" means the Employment Agreement between the Corporation and Guendelman, to be guaranteed by the Purchaser, in the form annexed hereto as Schedule "3";

1.7.   "Funding Commitment" shall have the meaning attributed thereto in section 8.3;

1.8.   "Guendelman" means Eduardo Guendelman, of the province of Ontario.

1.9.   "Hunterpro S.A." means a Uruguayan Corporation;

1.10. "Kerzner" means David Kerzner, of the province of Ontario, the president and chief executive officer of the Purchaser:

1.11. "OTCBB" means the NASD Bulletin Board, commonly known as the Nasdaq Over the Counter Bulletin Board;

1.12. "Paradigm Information" means the information pertaining to the Purchaser as set out in Schedule "2" hereto;

1.13. "Paradigm Shares" means the common stock of Paradigm in the form in which it is currently listed on OTCBB;

1.14. "Pledge Agreement" means the Pledge Agreement in the form annexed hereto as Schedule "4";

1.15. "PMI" means Powerpoint Microsystems Inc., a Corporation incorporated under the laws of the Province of Ontario;

1.16. The terms "Purchased Shares" and "Purchase Price" shall have the respective meanings attributed thereto in Article III;

1.17. "Purchaser Subsidiary" means the corporation to be incorporated pursuant to Article X;

1.18.  "Quarter" means a three (3) month calendar period, with each Quarter
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                                       3

       commencing on the day of the month which is the same day of the month as the Closing Date;

1.19. "SEC" means the securities and exchange commission of the United States of America.

1.20. "Special Purchaser Condition" means the condition in favour of the Purchaser described in section 7.1;
                                      ---
1.21. "Special Shares" means the various classes of special shares in the capital of the Corporation;

1.22. "Stock Optons" means the stock options to be issued to the Vendor described in section 3.4;
                            ---
1.23. "Technology" means the Global Positioning System Technology and the claims and demonstration methodology pertaining thereto described in Schedule "1" hereto;

1.24.  "Time of Closing" means 11:00 a.m. on the Closing Date;

1.25.  "Top-up Amount" shall have the meaning attributed thereto in section 3.3
       (b);

1.26.  "Zarek Option" means the option referred to in Article X.

ARTICLE II - SCHEDULES

2.1. The following are the Schedules attached to and incorporated in this agreement by reference and deemed to be part hereof;

         Schedule 1 - Technology
         Schedule 2 - Paradigm Information
         Schedule 3 - Employment Agreement
         Schedule 4 - Pledge Agreement
         Schedule 5 - NRC/IRAP Agreements
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                                       4

ARTICLE III - PURCHASED SHARES AND PURCHASE PRICE

3.1. Subject to the terms and conditions hereof, the Vendor covenants and agrees to sell, assign and transfer to the Purchaser and the Purchaser covenants and agrees to purchase from the Vendor all (but not less than all) of the issued and outstanding shares in the capital of the Corporation, being 10,000 Common Shares, (the "Purchased Shares") for an aggregate purchase price (the "Purchase Price") being the aggregate value of the following monies and consideration:

                (i) an Advance Payment in the amount of US$100,000.00 in certified funds shall be paid to the Purchaser or as it may in writing direct upon the execution of this agreement, The Advance Payment shall not be refundable in any event except if the Special Purchaser Condition has not been fulfilled or waived in accordance with its terms;

                (ii) the sum of US$200,000.00 in certified funds shall be payable at the Time of Closing or as the Vendor may in writing direct;

                (iii) the Purchaser shall cause to be issued to the Vendor at the Time of Closing 5,000,000 Paradigm Shares on the terms set out in section 3.3 hereof; and

                (iv) the Purchaser shall issue to the Vendor at the Time of Closing the Stock Options as described in section 3.4 hereof.

3.2. In addition, at the time of the execution of this Agreement, the Purchaser shall pay to the Vendor the sum of US$20,000.00 in certified funds, which is not intended to be part of the Purchase Price, but represents reimbursement of the Vendors costs in facilitating the due diligence process of the Purchaser including, provision of technical staff, professional fees, travel and other expenses. In this regard, the Purchaser agrees to assume responsibility for the Vendor's legal fees in connection with all matters pertaining to this agreement and the transaction contemplated therein, with the exception of Vendor's internal tax planning and costs related to the acquisition of the Technology. The Vendor shall provide an accounting to the Purchaser of the disbursement of the funds contemplated by this section and, to the extent that the Vendor's legal fees have not been completely paid out of such funds, the
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                                       5

       Purchaser shall be responsible to pay any remaining balance of the Vendor's legal fees as and when billed by the Vendor's counsel in that regard.

3.3.   (a)      The 5,000,000 Paradigm Shares to be issued to the Vendor by the
                Purchaser as described in section 3.1 (iii) above, shall be issued as restricted shares with the proviso that twenty five percent (25%) of such Paradigm Shares shall be made freely trading shares at the end of each Quarter following the Closing
                Date. Notwithstanding the foregoing, the Purchaser shall be entitled to an extension of one (1) month beyond the first
                Quarter, if required, in order to comply with the obligations pertaining to the end of the first Quarter as set out in this section 3.3.

       (b) If at the end of each Quarter, the number of Paradigm Shares to be made free trading shares have an aggregate value of less then US$500,000.00 as at the average closing price on the ten (10) business days immediately preceding the end of such Quarter, the Purchaser shall issue and deliver to the Vendor, at the expiry of such Quarter, such additional number of Paradigm Shares or the equivalent in certified funds as shall be necessary so that the aggregate value of free trading shares becoming unrestricted in such Quarter for the benefit of the Vendor shall not be less than US$500,000.00 as at the closing price on the date immediately preceding the expiry of such Quarter (the "Top-up Amount").

3.4. The Stock Options to be issued and delivered by the Purchaser to the Vendor as described in section 3.1 (iv) above shall entitle the Vendor to exercise stock options enabling it to acquire 4,166,666 additional Paradigm Shares on the following basis:

                (i) 833,334 Paradigm Shares with an exercise price of US$0.20/share.

                (ii) 833,333 Paradigm Shares with an exercise price of US $0.40/share.

                (iii) 833,333 Paradigm Shares with an exercise price of US
                      $0.60/share.
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                                       6

                (iv) 833,333 Paradigm Shares with an exercise price of US $0.80/share.

                (v) 833,333 Paradigm Shares with an exercise price of US $1.00/share.

The Stock Options shall be vested immediately on the Closing Date and shall be valid and exercisable for a 3 year period commencing from the Closing Date. The Vendor shall have the option and the Purchaser hereby covenants and agrees to issue the Stock Options on the basis that the Vendor shall have the option to "piggyback" all or part of the Paradigm Shares covered by the Stock Options free of charge on any registration statement filed by the Purchaser within the 3 year period. The stock option certificates representing the Stock Options shall be in form approved by the Vendor and its counsel, acting reasonably.

3.5. The Purchaser covenants and agrees to use its reasonable best efforts to have the Paradigm Shares issued to the Vendor as contemplated herein, included in a registration statement to be filed with the SEC and use its best efforts to have that registration statement declared effective by the SEC, in order to comply with its requirement to have at least twenty five percent (25%) of the Paradigm Shares become free trading shares at the end of each Quarter. If the Purchaser files any registration statement to permit the issuance of any new Paradigm Shares to any other party, the remaining restricted Paradigm Shares shall be included in any such registration statement to permit them to become free trading shares. If the remaining restricted Paradigm Shares become free trading shares, the Vendor shall execute an agreement with the Purchaser pursuant to which the Vendor shall agree that the Vendor shall not cause to be sold any of such remaining Paradigm Shares except in the manner which would have been permitted pursuant to section 3.3 had such shares become free trading shares Quarterly as contemplated therein.

3.6. As security for compliance by the Purchaser with its obligations pertaining to the payment and compliance with the balance of the Purchase Price requirements as set out in this Article III, and the Funding Commitment, the Purchased Shares shall be pledged as security in accordance with the terms of the Pledge Agreement annexed hereto as Schedule "4".

3.7. In the event that the Special Purchaser Condition has not been fulfilled by the Vendor in accordance with its terms and/or has not been waived by the Purchaser, the Advance Payment referred to in section 3.1 (i) hereof, shall be returned to the Purchaser by the Vendor within seven (7) days of the termination of this agreement by the Purchaser by notice in writing to
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                                       7

       the Vendor as a result of the non-satisfaction of the Special Purchaser Condition. If the Advance Payment has not been repaid to the Purchaser within such period, the Vendor shall be required forthwith to issue to the Purchaser such number of shares of all classes of shares which are then outstanding In the capital of the Corporation so that the Purchaser shall be the registered owner of five percent (5%) of all issued and outstanding shares of all classes in the capital of the Corporation for an aggregate issue price equal to the amount of the Advance Payment, and the Advance Payment shall be deemed to be the subscription price paid by the Purchaser in respect thereof. In such event the Purchaser shall be provided with an antidilution provision and a covenant to operate the Corporation's business in a commercially responsible manner, in form reasonably satisfactory to Purchaser's counsel.

ARTICLE IV - COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE VENDOR

       Each member of the Vendor covenants, represents and warrants as follows and acknowledges that the Purchaser is relying upon such covenants, representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares:

4.1. Organization and Good Standing - The Corporation is duly incorporated, organized and validly existing in good standing under the laws of the province of Ontario;

4.2. Authorized and Issued Capital - The authorized capital of the Corporation consists of an unlimited number of Class A Special Shares, Class B Special Shares, Class C Special Shares and Common Shares, of which 10,000 Common Shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable;

4.3. Title to Shares - All of the Purchased Shares are owned by the Vendor as the owner of record, with a good and marketable title thereto, free and clear of all mortgages, lions, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever;

4.4. No Agreements, Options, etc. - No person, firm or corporation has any agreement or option or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscriptions, allotment or issuance of any of the unissued shares in the capital of the Corporation or of any securities of the
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                                       8

       Corporation, except for agreements or arrangements between members of the Vendor to subscribe for or receive shares of the Corporation prior to the Time of Closing, which shares shall form part of the Purchased Shares:

4.5. No Subsidiaries - The Corporation has no subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations and will not prior to the Time of Closing acquire, or agree to acquire, any subsidiary or business without the prior written consent of the Purchaser, except that at the Time of Closing PMI will be a wholly owned subsidiary of the Corporation;

4.6. Status of Corporation - The Corporation is a newly incorporated Corporation and at the Time of Closing will have no assets or liabilities other than the Technology assets described in Schedule "l" hereto;

4.7. Litigation - There are no actions, suits or proceedings (whether or not purportedly on behalf of the Corporation), pending or threatened against or affecting the Corporation or the Vendor, at law or in equity, or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic, foreign (which action, suit or proceeding involves the possibility of any judgment against or liability of the Corporation or the Vendor not fully covered by insurance); the Vendor is not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success; nor is the Vendor aware of any judgement, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which would affect the Vendors ability to sell the Purchased Shares as provided for in this Agreement.

4.8. Corporation is Not in Breach or Default of Contracts etc. - To the best of the knowledge and information and belief of the Corporation, the Corporation is not in default or breach of any contracts, agreements, written or oral, indentures or other instruments to which it is a party and there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach, and all such contracts, agreements, indenture or other instruments are now in good standing and the Corporation is entitled to all benefits thereunder (provided that this provision shall not apply to any default or breach adversely affecting the financial position of the Corporation to the extent of less than One Thousand ($1,000.00) Dollars in the aggregate);

4.9.   Technology - The Technology listed in Schedule "1" hereto, shall, at the
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                                       9

       Time of Closing, be validly and wholly owned by the Corporation and, to the best of the knowledge of the Vendor, the Technology does not infringe upon the patents, trademarks, trade names, trade secrets or copyrights, domestic or foreign of any other person, firm or corporation.

4.10. Residency - Watson is not resident in Canada for the purposes of the Income Tax Act (Canada) and will comply with the necessary requirements with respect to the sale of the Purchased Shares in that regard. All of the other members of the Vendor are resident in Canada for the purposes of the Income Tax Act (Canada).

4.11. Status of PMI - PMI is duly incorporated, organized and validly existing in good standing under the laws of the Province of Ontario, and at the Time of Closing, PMI will have no assets or liabilities, except assets relating to the Technology, including agreements with NRC/IRAP as set out in Schedule 5 hereto. In this regard, Guendelman hereby agrees to execute and deliver to the Purchaser, at the Time of Closing, an indemnity in favour of the Purchaser with respect to any and all liabilities of PMI, in form reasonably acceptable to Purchaser's counsel it is further expressly acknowledged that any representations, warranties or covenants in this Agreement pertaining to PMI are not the responsibility of Zarek and he shall be excluded from any obligations or liability in respect thereof.

4.12. Hunterpro Agreement - At the Time of Closing, the Corporation shall have entered into a binding agreement with Hunterpro to transfer to the Corporation all of their rights to the Technology and an agreement pursuant to which Hunterpro will continue in a consulting capacity, for compensation of not more than US$5,000.00 per month during an initial period (to be subject to future increase to US$7,000.00 per month commencing June 1, 2000), for research and development services. Reinaldo Zacheo and Pablo Zacheo are the principals of Hunterpro and will commit their services to the Corporation on behalf of Hunterpro to fulfill the consulting agreement which shall be in form and substance reasonably acceptable to Purchaser's counsel.

ARTICLE V - COVENANTS, REPRESENTATION AND WARRANTIES OF THE PURCHASER

       The Purchaser covenants, represents and warrants as follows and acknowledges that the Vendor is relying upon such covenants, representations and warranties in connection with the sale by the Vendor of the purchased shares;
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                                      10

5.1. Organization and Good Standing - The Purchaser is duly incorporated, organized and validly existing in good standing under the laws of the state of Delaware, United States of America;

5.2. Authorized and Issued Capital - The authorized capital of the Purchaser consists Of 100,000,000 common shares;

5.3. Issued Capital - The issued capital of the Purchaser currently is approximately 35,000,000 common shares, of which no more than 25,000,000 common shares are currently free trading shares;

5.4. Options and Warrants - The Purchaser has previously issued and there are outstanding, in the aggregate, stock options and warrants permitting the holders thereof to exercise their rights to acquire an aggregate of not more than 55,000,000 common shares;

5.5. Future Issues - The Purchaser will not prior to the Closing Date issue more than approximately 10,000,000 additional common shares and shall not grant stock options for any additional common shares prior to the Closing Dale. The Vendor shall be entitled to the benefit of and shall be subject to any consolidation, change, classification, reclassification or subdivision, as the case may be, of any of the Paradigm Shares occurring from the date hereof and until the date of the issue of the Paradigm Shares and the Stock Options as contemplated in sections 3.1 and 3.4 hereof;

5.6. Status - The Paradigm Shares are currently listed on OTCBB and the Purchaser is and will continue to be listed and in good standing on OTCBB and is an SEC reporting company and is current in all its filings;

5.7. Paradigm Information - The Paradigm Information listed on Schedule "2" hereto is true and correct in all respects and there is no information omitted which, if included, would make any of the information contained therein misleading. Schedule 2 contains the following, all of which have been filed with U.S. Securities and Exchange Commission:

            (a) Form 10-QSBA-1 for the quarterly period ended March 31, 1999;

            (b) Form 10-QSBA-1 for the quarterly period ended June 30,
                1999;
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                                      11


            (c) Form 10-QSB for the quarterly period ended September 30, 1999;

            (d) Form 10-KSB for the fiscal year ended December 31, 1998;

5.8. Litigation - There are no actions, suits or proceedings except as disclosed in Schedule "2" and except for a potential claim by Barrett Evans relating to not more than 500,000 Paradigm Shares. (whether or not purportedly on behalf of the Purchaser), pending or threatened against or affecting the Purchaser, at law or in equity, or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic, foreign (which action, suit or proceeding involves the possibility of any judgment against or liability of the Purchaser not fully covered by insurance); the Purchaser is not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success; nor is the Purchaser aware of any judgement, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which would affect the Purchaser's ability to purchase the Purchased Shares or to issue the Paradigm Shares or Stock Options as provided for in this Agreement.

5.9. Purchaser is Not in Breach or Default of Contracts etc. - To the best of the knowledge and information and belief of the Purchaser, the Purchaser is not in default or breach of any contracts, agreements, written or oral, indentures or other instruments to which it is a party and there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach, and all such contracts, agreements, indenture or other instruments are now in good standing and the Purchaser is entitled to all benefits thereunder (provided that this provision shall not apply to any default or breach adversely affecting the financial position of the Purchaser to the extent of less than One Thousand ($1,000.00) Dollars in the aggregate);

5.10. No Intellectual Property Infringements - To the best of the knowledge of the Purchaser, the conduct of the business of the Purchaser does not infringe upon the patents, trademarks, trade names or copyrights, domestic or foreign, of any other person, firm or corporation:

5.11.  Compliance with Applicable Laws - The Purchaser is in compliance with all applicable laws, rules and regulations of each jurisdiction in which it carries on business or has assets, and is not in breach of any such laws, rules or regulations:
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                                      12

5.12. Investment Canada Act - The Purchaser shall have complied with the Investment Canada Act, if necessary and shall have made all filings in respect of the transaction contemplated by this agreement.

           ARTICLE VI - SURVIVAL OF COVENANTS, REPRESENTATIONS AND
           WARRANTIES

6.1. The covenants, representations and warranties of the Vendor and the Purchaser, respectively contained in this agreement and contained in any documents or certificate given pursuant hereto shall survive the closing of the purchase and sale of the Purchased Shares herein provided for and, notwithstanding such closing, nor any investigation made by or on behalf of the Purchaser or the Vendor, as the case may be, shall continue in full force and effect for the benefit of the Purchaser and the Vendor, respectively.

           ARTICLE VII - CONDITIONS OF CLOSING FOR BENEFIT OF PURCHASER

       The sale and purchase of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Purchaser to be fulfilled and/or performed at or prior to the Time of Closing (or such earlier time as is stipulated herein);

7.1. Special Purchaser Condition - The Purchaser shall have safisfied itself, in its sole discretion, as to the operability and construction of the Technology listed in Schedule "1" hereto on or before March 6, 2000. Unless the Purchaser has advised the Vendor in writing on or before such date that it is not so satisfied, the Purchaser shall be deemed to have waived such condition;

7.2. Covenants, Representations and Warranties on Closing Date - The covenants, representations and warranties of the Vendor contained in this agreement or in any Schedule hereto or certificate or other document delivered to the Purchaser pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as though such covenants, representations and warranties had been made on and as of such date, regardless of the date as of which the information in this agreement or any such Schedule or certificate or documents is given, and the Purchaser shall have received at the Time of Closing on the Closing Date a certificate dated the Closing Date, in form reasonably satisfactory to counsel for the Purchaser, signed under seal by each member of the
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                                       13

       Vendor to the effect that such covenants, representations and warranties referred to above are true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date; provided that the acceptance of such certificate and the closing of the transaction herein provided for shall not be a waiver of the covenants, representations and warranties contained in Article IV or in any Schedule hereto or in any certificate or documents given pursuant to this agreement or in the certificate under this clause 7.2. which covenants, representations and warranties shall continue in full force and effect as provided in Article VI;

7.3. Compliance With Covenants - The Vendor shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by the Vendor;

7.4. Supply of Share Information to Counsel - The title of the Corporation to its assets and undertaking, the legality of the incorporation and organization of the Corporation, the due creation and issuance as fully paid of all the outstanding Common Shares of the Corporation and all corporate proceedings of the Corporation, its shareholders and directors and all other matters which in the reasonable opinion of counsel for the Purchaser are material in connection with the transaction of purchase and sale herein contemplated shall be subject to the favourable reasonable opinion of such counsel and all relevant records and information shall be supplied to such counsel for that purpose. Notwithstanding the foregoing, no objections may be raised with respect to the matters contained within the Special Purchaser Condition;

7.5. Rights Upon Breach of Conditions - In case any of the foregoing conditions shall not be fulfilled and/or satisfied by the Vendor at or before the Closing Date (or any such earlier date as stipulated herein) to the satisfaction of the Purchaser, the Purchaser may rescind this agreement by notice to the Vendor and in such event the parties shall be released from all obligations hereunder, provided that any of the said conditions may be waived in whole or in part by the Purchaser without prejudice to its rights of rescission in the event of the non-fulfilment of any other condition or conditions, any such waiver to be binding on the Purchaser only if the same is in writing.

           ARTICLE VIII - CONDITIONS OF CLOSING IN FAVOUR OF THE VENDOR

       The sale and purchase of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Vendor to be fulfilled and/or performed at or prior to the Time of Closing (or such earlier time as is stipulated herein);

8.1. Covenants, Representations and Warranties on Closing Date - The covenants, representations and warranties of the Purchaser contained in this agreement or in any Schedule hereto or certificate or other document delivered to the Vendor pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as though such covenants, representations and warranties had been made on and as of such date, regardless of the date as of which the information in this agreement or any such Schedule or certificate or documents is given, and the Vendor shall have received at the Time of Closing on the Closing Date a certificate dated the Closing Date, in form satisfactory to counsel for the Vendor, signed under seal by the Purchaser to the effect that such covenants, representations and warranties referred to above are true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date; provided that the acceptance of such certificate and the closing of the transaction herein provided for shall not be a waiver of the covenants, representations and warranties contained in Article V or in any Schedule hereto or in any certificate or documents given pursuant to this agreement or in the certificate under this clause 8.1, which covenants, representations and warranties shall continue in full force and effect as provided in Article VI;

8.2. Employment Agreement - The Purchaser shall have entered into the Employment Agreement with Guendelman in the form of Schedule "3" hereto;

8.3. Funding Commitment - The Purchaser shall have agreed in writing to fund the operations of the Corporation for a period of six (6) months by lending to the Corporation the sum of US$100,000.00 monthly on the first day of each such month commencing from the Closing Date, plus the salary and bonus amounts required to be paid to Guendelman pursuant to the Employment Agreement during such six (6) month period, the agreement to be in form reasonably satisfactory to Purchaser's counsel;

8.4. Rights Upon Breach of Conditions - In case any of the foregoing conditions shall not be fulfilled and/or satisfied by the Purchaser at or before the Closing Date (or any such earlier date as stipulated herein) to the satisfaction of the Vendor, the Vendor may rescind this agreement by notice to the Purchaser and in such event the parties shall be released from all obligations hereunder, provided that any of the said conditions may be waived in whole or in part by the Vendor without prejudice to its rights of rescission in the event of the non-fulfilment of any other condition or conditions, any such waiver to be binding on the Vendor only if the same is in writing.

 ARTICLE IX - CLOSING ARRANGEMENTS

9.1. The closing shall take place at the Time of Closing on the Closing Date at the offices of Minden Gross Grafstein & Greenstein, counsel for the Vendor, Toronto, Ontario;

9.2. At the Time of Closing on the Closing Date, upon fulfilment of all the conditions set out in Articles VII and VIII which have not been waived in writing by the Purchaser or the Vendor, as the case may be, the Vendor shall deliver to the Purchaser certificates respecting all the Purchased Shares duly endorsed in blank for transfer and will cause transfers of such shares to be duly and regularly recorded in the name of the Purchaser, or its nominee and will cause a meeting of the board of directors of the Corporation to be held at which all the directors and officers of the Corporation will resign in favour of nominees of the Purchaser whereupon, subject to all other terms and conditions hereof being complied wfth, payment of the Purchase Price shall be paid and satisfied in the manner provided in Article III.

ARTICLE X - SHARE EXCHANGE TRANSACTION

10.1. It is acknowledged that Zarek desires to complete the transaction contemplated in this Agreement in a manner which will enable him to defer his Income Taxes in respect of the sale of his portion of the Purchased Shares until he has sold the Paradigm Shares received by him as consideration in that regard. Accordingly, Zarek shall have the option (the "Zarek Option") which is deemed to have been exercised and accepted by the Purchaser, to require the Purchaser to incorporate a new corporation under the laws of the Province of Ontario (the "Purchaser Subsidiary") which will create a class of exchangeable shares to be issued to Zarek in place of his proportionate share of the Paradigm Shares and Stock Options which he would otherwise be entitled to receive pursuant to Article III of this Agreement. Zarek's proportionate share of the Purchased Shares and Stock Options is twenty-seven (27%) percent. The shares to be issued to Zarek by the Purchaser Subsidiary shall be subject to provisions, rights and designations contained in the Articles of the Purchaser Subsidiary satisfactory to Zarek's counsel, acting reasonably, and shall provide, inter alia, for the rights on the part of Zarek, at his option, to exchange the shares of the Purchaser Subsidiary received by him for an equivalent number of Paradigm Shares as he would otherwise have received pursuant to Article III had Zarek received his proportionate share of the Paradigm Shares and Stock Options. Without limiting the generality of the foregoing, the exchangeable shares to be issued to Zarek pursuant to the Zarek Option shall place Zarek, as much as possible, in the same position with respect to receipt of dividends, rights to convert to and sell Paradigm Shares to the same extent as if Zarek had received the Paradigm Shares and Stock Options as contemplated pursuant to Article III.

10.2. The Purchaser hereby covenants and agrees to act in good faith to implement the requirements and completion of the transaction contemplated by the Zarek Option and the Purchaser shall provide and execute all documentation, confirmations and assurances that may be reasonably required in order to proceed with the completion of the transaction contemplated by the Zarek Option. In that regard, and without limiting the generality of the foregoing, the Purchaser shall obtain all necessary regulatory approvals required in order to implement the Zarek Option.

10.3. Zarek agrees that he shall bear the legal expenses of the Purchaser with respect to the incorporation and preparation and completion of all documentation pertaining to the Zarek Option except for the legal expenses of obtaining the necessary regulatory approvals, which shall be the responsibility of the Purchaser.

 ARTICLE XI - NOTICES

11.1. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

                (i)   to the Vendor:
                      c/o Eduardo Guendelman
                      6A - 49 The Donway West
                      Suite 1122
                      Toronto, ON M2C 2E8

                      Fax #: (416) 352-5889

                      Copy to:

                      Minden Gross Grafstein & Greenstein
                      111 Richmond Street W.
                      Suite 600
                      Toronto, ON M5H 2H5
                      Attention: Aaron S. Grubner

                      Telecopier No.: (416) 864-9223

                      if to the Purchaser:

                      Paradigm Advanced Technologies, Inc.
                      1 Concorde Gate
                      Suite 201
                      Toronto, ON

                      Attention:

                      Telecopier No.: (416)

                      Copy to:
                      Krauss Weinryb
                      5140 Yonge Street
                      Suite 1540
                      North York, ON M2N 6L 7

                      Attention: Larry Krauss

                      Telecopier No.: (416) 222-9788

                (iii) if to the Corporation:

                      c/o Eduardo Guendelman
                      6A - 49 The Donway West
                      Suite 1122
                      Toronto, ON M3C 2E8

                      Fax #: (416) 362-5889

                      Copy to:

                      Minden Gross Grafstein & Greenstein
                      111 Richmond Street W.
                      Suite 600
                      Toronto, ON M5H 2H5

                      Attention: Aaron S. Grubner

                      Telecopier No.: (416) 864-9223

11.2. Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) or, if mailed, on the third business day following the date of mailing; provided however, that if at the time of mailing or within three business days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid;

11.3. Any party may at anytime change its address for service from time to time by giving notice to the other parties in accordance with clause 11.2.

 ARTICLE XII - TIME OF THE ESSENCE

      Time shall be of the essence of this agreement.

 ARTICLE XIII - EXECUTION OF COUNTERPARTS AND BY FACSIMILE

       This agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement. This agreement may be executed by any party by a facsimile signature and such facsimile signature shall be binding upon such party as if such signature had been an original signature.

ARTICLE XIV - ENTIRE AGREEMENT

       This agreement, including the Schedules hereto, constitutes the entire agreement between the parties hereto. There are not and shall not be any verbal statements, representations, warranties, undertakings or agreements between the parties and this agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

ARTICLE XV - PROPER LAW OF CONTRACT

       This agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario. Each of the parties hereto hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

ARTICLE XVI - BENEFIT AND BINDING NATURE OF AGREEMENT

       This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, legal personal representatives, successors and assigns.

ARTICLE XVII - ARTICLE AND CLAUSE HEADINGS

       Article and clause headings contained in this agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content of any Article or clause and shall not be considered to be part of this agreement.

ARTICLE XVIII - NUMBER AND GENDER

       In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

            (a) words in the singular number include the plural and such work shall be construed as if the plural had been used;

            (b) words in the plural include the singular and such words shall be construed as if the plural had been used;

            (c) words importing the use of any gender shall include all genders where the context or party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

ARTICLE XIX - ARBITRATION

19.1. If their is any dispute between the parties as to the interpretation of any provision of this Agreement, then any such dispute may be referred to a single arbitrator to be appointed and agreed upon by the parties hereto, if they agree upon one arbitrator, otherwise, each of the Vendor and the Purchaser shall be entitled to appoint one arbitrator and the two arbitrators so appointed shall appoint a third arbitrator, and failing agreement on such appointment, the third arbitrator shall be appointed by any judge of any court having jurisdiction thereover. The arbitrator or arbitrators shall proceed to hear and determine the dispute and the award or determination which shall be made by such arbitrator or such majority of them (if more than one) shall be final and binding upon the parties hereto.

19.2. The arbitrators shall expressly be authorized to assess damages and to make a determination that a party is liable to pay damages to the other if there has been a determination that a party has breached any of the provisions of this Agreement. The Arbitrators further shall have the right to make any disposition they determine with respect to costs and shall take into account in awarding costs any unreasonable positions or frivolous positions that might have been taken by a party.

19.3. The parties agree that compliance with the arbitration provisions of this Article shall be a condition precedent to the commencement of any action at law, except with respect to the matters contemplated by section 19.4 hereof.

19.4. Notwithstanding anything herein contained to the contrary, the arbitration provisions of this Article may not be invoked and shall not apply to the enforcement of any rights of the Vendor under the Pledge Agreement annexed hereto as Schedule 4 or any determination by the Vendor that it is entitled to exercise its rights under the Pledge Agreement. The foregoing shall not preclude any party from commencing any legal proceedings relating to any issue pertaining to the Pledge Agreement.

     IN WITNESS WHEREOF the parties hereto have executed this agreement.

SIGNED, SEALED AND DELIVERED
in the presence of:                           PARADIGM ADVANCED
                                              TECHNOLOGIES INC.

                                              /s/ David Kerzner
                                              -------------------------------
                                              Name: David Kerzner
                                              Title: President & CEO


                                              WATSON & ASSOCIATES
                                              INTERNATIONAL CORP.

                                              /s/ Anthony Thompson
                                              -------------------------------
                                                         (Vendor)

                                              /s/ Eduardo Guendelman
                                              -------------------------------
                                              EDUARDO GUENDELMAN


                                              /s/ Harry Zarek
                                              -------------------------------
                                              HARRY ZAREK, IN TRUST